United States
                     Securities and Exchange Commission
                           450 Fifth Street, N.W.
                           Washington, D.C. 20549

                                  Form 15

       Certification and Notice of Termination of Registration under
          Section 12(g) of the Securities Exchange Act of 1934 or
      Suspension of Duty to File Reports under Sections 13 and 15(d)
                  of the Securities Exchange Act of 1934.

                      Commission File Number: 1-12246

                       NATIONAL GOLF PROPERTIES, INC.
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           (Exact name of registrant as specified in its charter)

                              2951 28th Street
                           Santa Monica, CA 90405
                               (310) 664-4100
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Common Stock, Par Value $.01 Per Share
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          (Title of each class of securities covered by this Form)

                                    None
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    (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15 (d) remains)

       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4 (a) (1) (i)  [X]     Rule 12h-3 (b) (1) (i) [x]
        Rule 12g-4 (a) (1) (ii) [ ]     Rule 12h-3 (b) (1)(ii) [ ]
        Rule 12g-4 (a) (2) (i)  [ ]     Rule 12h-3 (b) (2) (i) [ ]
        Rule 12g-4 (a) (2) (ii) [ ]     Rule 12h-3 (b) (2)(ii) [ ]
                                        Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice date: 1




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Pursuant to the requirements of the Securities Exchange Act of 1934,
National Golf Properties, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 10, 2003                NATIONAL GOLF PROPERTIES LLC
                                        (Successor by merger to National
                                        Golf Properties, Inc.

                                        By:  /s/ Neil Miller
                                            -----------------------------------
                                            Name:  Neil Miller
                                            Title: Chief Financial Officer